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                                   EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in Registration Statements No. 333-89668, No. 333-73322, No. 333-44202, No. 333-78599, No. 333-48159,
No. 333-26593, No. 333-01769, No. 33-35821, No. 33-43580, No. 33-48025,
No. 35-48026, No. 33-78622, No. 33-78678, No. 33-59333 on Form S-8 of Symbol
Technologies, Inc. of our report dated December 30, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the 2001 and 2000 consolidated financial statements and the change in method of accounting for goodwill and other intangible assets in
2002), appearing in this Annual Report on Form 10-K of Symbol Technologies, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP
New York, New York
December 30, 2003